EXECUTION VERSION

SUPPLEMENTAL INDENTURE

EAGLE BULK SHIPPING INC.,
STAR BULK CARRIERS CORP.
AND
DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

First Supplemental Indenture
April 9, 2024

5.00% Convertible Senior Notes due 2024

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of April 9, 2024, among Eagle Bulk Shipping Inc., a Republic of the Marshall Islands corporation (the “Company”), Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (“Star Bulk” or the “Guarantor”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of July 29, 2019 (the “Indenture”), pursuant to which the Company issued its 5.00% Convertible Senior Notes due 2024 (the “Notes”);
WHEREAS, the Company, Star Bulk and Star Infinity Corp., a Republic of the Marshall Islands corporation and a wholly owned subsidiary of Star Bulk (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of December 11, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Star Bulk;
WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“Eagle Common Stock”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Star Bulk (“Star Bulk Common Stock”), equal to 2.6211 (the “Exchange Ratio”);
WHEREAS, Section 14.07(a) of the Indenture provides that in the case of, among other events, any consolidation, merger or other combination involving the Company as a result of which the Eagle Common Stock would be converted into, or exchanged for stock, other securities, other property or assets (any such event a “Specified Transaction” and any such stock, other securities, other property or assets, “Reference Property”), then the Company, or the successor or purchasing entity, as the case may be, will execute with the Trustee a supplemental indenture pursuant to Section 10.01, providing that, at and after the effective time of the Specified Transaction, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of Reference Property that a holder of a number of shares of the Eagle Common Stock equal to the Conversion Rate (as defined in the Indenture) immediately prior to such Specified Transaction would have owned or been entitled to receive upon such Specified Transaction;
WHEREAS, the Conversion Rate in effect immediately prior to the Effective Time, was 31.9218 shares of Eagle Common Stock per $1,000 principal amount of Notes;
WHEREAS, (a) Section 10.01(g) of the Indenture provides that in connection with any Specified Transaction, without the consent of any Holder, the Company may enter into and the Trustee is authorized to enter into a supplement to the Indenture to provide that the Notes are convertible into Reference Property, subject to Section 14.02 of the Indenture, and make certain related changes to the terms of the Indenture and the Notes to the extent expressly required by the Indenture, and (b) Section 10.01(c) of the Indenture provides that, without the consent of any Holder, the Company may enter into and the Trustee is authorized to enter into a supplement to the Indenture to add guarantees with respect to the Notes; and
WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.
AGREEMENT
NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.01General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
ARTICLE 2

AGREEMENTS OF PARTIES
Section 1.01Conversion of Notes. (a) In accordance with Section 14.07(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes into shares of Eagle Common Stock will be changed into a right to convert such principal amount of Notes into the number of shares of Star Bulk Common Stock that a holder of a number of shares of the Eagle Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have owned or been entitled to receive at the Effective Time (e.g., a holder of $1,000 principal amount of Notes with a Conversion Rate of 31.9218 would have the right to convert such principal amount into 83.6702 shares of Star Bulk Common Stock, calculated by multiplying such Conversion Rate (31.9218) by the Exchange Ratio (2.6211)); provided, however, that
(i)the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture;
(ii)(1) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (2) any shares of Eagle Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in shares of Star Bulk Common Stock that a holder of a number of shares of the Eagle Common Stock would have been entitled to receive at the Effective Time and (3) the Daily VWAP shall be calculated based on the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SBLK US <equity> AQR” (or its equivalent successor if such page is not available); and
(iii)neither the Trustee nor any Conversion Agent shall have any responsibility or liability with respect to the conversion calculations contemplated by this Section 2.01. The Trustee may conclusively rely on the Officer’s Certificate delivered on the date hereof as conclusive evidence of the correctness of such conversion calculations.
(a)The provisions of the Indenture (including, for the avoidance of doubt, the anti-dilution and other adjustments contained in Article 14 of the Indenture), as modified herein, shall apply mutatis mutandis to this Supplemental Indenture, including the Holders’ right to convert each $1,000 principal amount of Notes into shares of Star Bulk Common Stock. Star Bulk hereby agrees to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to effectuate any such conversion in accordance with the provisions of the Indenture, as modified herein.
(b)References to the “Company” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “Star Bulk”. Except as amended hereby, the repurchase rights set forth in Article 15 of the Indenture shall continue to apply.
Section 1.02Guarantee. The Guarantor, by executing this Supplemental Indenture, hereby fully and unconditionally guarantees (the “Note Guarantee”) to each Holder and the Trustee (a) the due and punctual payment of the principal of and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration, upon redemption, upon repurchase or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes, and the Settlement Amounts upon conversion will be promptly paid and/or delivered when due upon conversion, in each case, to the extent lawful, and the due and punctual payment of all obligations of the Company to the Holders or the Trustee all in accordance with the terms of such Note and the Indenture, and (b) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration, upon redemption, upon repurchase or otherwise. The Guarantor, by execution of this Supplemental Indenture, agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or the Indenture, any failure to enforce the provisions of any such Note or the Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or the Guarantor.
    The Guarantor, by execution of this Supplemental Indenture, waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Note or the indebtedness evidenced thereby (except as expressly required hereunder, including pursuant to Article 6 of the Indenture) and all demands whatsoever, and covenants that this Note Guarantee shall not be discharged as to any such Note except by complete performance of the obligations contained in the Notes and the Indenture. The Guarantor, by execution of this Supplemental Indenture, agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed pursuant to this Supplemental Indenture may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by execution of this Supplemental Indenture, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Note Guarantee.
The Note Guarantee is not convertible and shall automatically terminate when a Note is converted for cash, shares of Common Stock or a combination thereof.
Section 1.03Execution and Delivery of Note Guarantee. The Note Guarantee shall be evidenced by the execution and delivery of this Supplement Indenture and no notation of any Note Guarantee need be endorsed on any Note. The Guarantor hereby agrees that its Note Guarantee set forth in Section 2.02 of this Supplemental Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
If an officer of the Guarantor whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, the Guarantor’s Note Guarantee of such Note shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee on behalf of the Guarantor.
Section 1.04Limitation of Note Guarantee. The obligations of the Guarantor under its Note Guarantee are limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the obligations of the Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
Section 1.05Waiver of Subrogation. Until the Notes have been paid in full, the Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under its Note Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Notes on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. The Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 2.05 is knowingly made in contemplation of such benefits.
ARTICLE 3

MISCELLANEOUS PROVISIONS
Section 1.01Effectiveness; Construction. This Supplemental Indenture shall become effective as of the Effective Time. Upon such effectiveness, the Indenture shall be modified in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.
Section 1.02Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
Section 1.03Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 1.04Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 1.05Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
Section 1.06Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 1.07Benefits of the Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.
Section 1.08Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 1.09 Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
EAGLE BULK SHIPPING INC.
By:
Name:
Title:
STAR BULK CARRIERS CORP.
By:
Name:
Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:
By:
Name:
Title:

Signature Page to First Supplemental Indenture relating to the 5.00% Convertible Senior Notes due 2024